Exhibit 99.1

News Release

Contact:	Dean W. Dimke
Director of Corporate and
Marketing Communication
954-766-2809
deandimke@kemet.com

KEMET Announces New EVP and CFO

GREENVILLE, S.C. (July 14, 2008) — KEMET Corporation (NYSE:KEM) announced today that Mr. William Lowe, Jr., will be joining KEMET on Monday, July 14, 2008, as Executive Vice President and Chief Financial Officer.  Mr. Lowe will be replacing David Gable, who announced his intention to resign earlier this year.  Mr. Gable will be assisting in the transition through the end of the month.

Mr. Lowe holds a BS degree in business administration, accounting, from Tri-State University and has over 30 years of professional experience in financial management.  His most recent position was that of Vice President, Chief Operating Officer and CFO for UNIFI, INC, a producer and processor of textured synthetic yarns, headquartered in Greensboro, NC.  Prior to holding that position, he was Executive Vice President and Chief Financial Officer for Metaldyne Corporation, an automotive components and systems manufacturer, headquartered in Plymouth, MI.

“In addition to having a wealth of financial management experience and being a seasoned executive, Bill brings proven skills in integrating financial systems for businesses acquired through mergers and acquisitions,” stated Per Loof, KEMET’s Chief Executive Officer.  “Additionally, he comes to us from the manufacturing sector.  These skills and experiences are going to be extremely valuable to our organization as we continue our work on completing the turnaround of KEMET.”

About KEMET:

KEMET Corporation applies world-class service and quality to deliver industry-leading, high-performance capacitance solutions to its customers around the world.  KEMET offers the world’s most complete line of surface-mount and through-hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics.  KEMET’s common stock is listed on The New York Stock Exchange under the symbol KEM.  Additional information about KEMET can be found at http://www.kemet.com.

P.O. Box 5928, Greenville, South Carolina 29606 U.S.A. Tel: 864.963.6300 Fax: 864.963.6521